 Exhibit 99.1
[Trinity Capital Corporation letterhead]

[_____] Shares of Voting Common Stock

 [__________], 2017
Dear Shareholder:

We are pleased to enclose for your consideration the prospectus, dated [__________], 2017 (the "Prospectus") relating to the offering (the "Rights Offering") by Trinity Capital Corporation (the "Company") of [_____] shares of its voting common stock, subject to increase up to 2,105,263 shares of voting common stock.  The Rights Offering is described in the Prospectus.  Please refer to the QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING beginning on page i of the Prospectus immediately following the Table of Contents for a summary of information concerning this opportunity.
Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Certificate; and

3.	Return envelope addressed to Continental Stock Transfer & Trust Company (the "Subscription Agent").

Your prompt action is requested.  To exercise your subscription rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the subscription price in full for each share of common stock subscribed for pursuant to your basic subscription right and your over-subscription privilege, to the Subscription Agent in the return envelope provided, as indicated in the Prospectus.  Once delivered, you cannot revoke the exercise of your basic subscription rights or your over-subscription privilege.

THE SUBSCRIPTION AGENT MUST RECEIVE THE RIGHTS CERTIFICATE WITH PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON [__________], 2017, THE EXPIRATION DATE.  SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE WILL EXPIRE.

Additional copies of the enclosed materials may be obtained from the Subscription Agent, whose telephone number is (212) 509-4000, or Boenning & Scattergood, Inc., our financial advisor, whose telephone number is (866) 326-8186.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent, Boenning & Scattergood, Inc. or John S. Gulas, President and CEO of the Company, or Thomas Dolan, Chief Financial Officer of Los Alamos National Bank, at (505) 662-5171.

Very truly yours,

Trinity Capital Corporation